CRAiLAR Contact
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com

CRAiLAR Conducts Investor Question and Answer (Q&A) Forum

Victoria, B.C. and Portland, Ore. (November 7, 2013) - CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, announced today that it will provide a question and answer forum to allow investors to pose questions to management. The Company experienced technical difficulties during the question and answer (Q&A) section of its November 7, 2013 investor update call that prevented investors in the queue from posing their questions to management. The Company invites interested investors to submit their questions using the following link:

http://crailar.com/message?recipient=ir@crailar.com

The CRAiLAR apologizes for any inconvenience and will respond to inquiries promptly.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

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